Exhibit 99.1
ENDO REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS

•	Fourth-quarter 2017 revenues of $769 million; Full-year 2017 revenues of $3,469 million

•	Fourth-quarter 2017 Sterile Injectables revenues increased 16 percent to $167 million; Full-year 2017 Sterile Injectables revenues increased 23 percent to $654 million

•	Fourth-quarter 2017 Branded Specialty Products revenues increased 8 percent to $124 million; Full-year 2017 Branded Specialty Products revenues increased 11 percent to $453 million

•	Fourth-quarter 2017 reported $1.22 diluted (GAAP) loss per share from continuing operations; Full-year 2017 reported $5.52 diluted (GAAP) loss per share from continuing operations

•
Fourth-quarter 2017 adjusted diluted earnings per share (EPS) from continuing operations of $0.77; Full-year 2017 adjusted diluted EPS from continuing operations exceeded upper end of guidance at $3.84

•	Fourth-quarter 2017 reported (GAAP) consolidated net loss of $368 million; Full-year 2017 reported (GAAP) consolidated net loss of $2,035 million

•	Fourth-quarter 2017 adjusted EBITDA of $327 million; Full-year 2017 adjusted EBITDA of $1,568 million exceeded upper end of guidance

•	Company expects 2018 revenues to range between $2.6 billion and $2.8 billion; Company expects 2018 adjusted EBITDA between $1.2 billion and $1.3 billion
DUBLIN, February 27, 2018 -- Endo International plc (NASDAQ: ENDP) today reported fourth-quarter 2017 financial results, including:

•	Revenues of $769 million, a 38 percent decrease compared to fourth-quarter 2016 revenues of $1,242 million.

•	Reported net loss from continuing operations of $272 million compared to fourth-quarter 2016 reported net loss from continuing operations of $3,333 million.

•	Reported diluted loss per share from continuing operations of $1.22 compared to fourth-quarter 2016 reported diluted loss per share from continuing operations of $14.96.

•	Adjusted income from continuing operations of $174 million compared to fourth-quarter 2016 adjusted income from continuing operations of $396 million.

•	Adjusted diluted EPS from continuing operations of $0.77 compared to fourth-quarter 2016 adjusted diluted EPS from continuing operations of $1.77.

•	Adjusted EBITDA of $327 million compared to fourth-quarter 2016 adjusted EBITDA of $556 million.
"Despite the challenges impacting the U.S. generics industry, Endo delivered solid operating results in 2017, including strong adjusted EBITDA generation," said Paul Campanelli, President and CEO of Endo.

“Importantly, those core areas of focus where we continue to invest outperformed in 2017, as Sterile Injectables and Branded Specialty Products both achieved double-digit growth. We enter 2018 leaner and better positioned for the future, and the year has already been marked by a pivotal event. Earlier this month, we began our Phase 3 clinical trials of CCH for the treatment of cellulite. We view this as a major milestone for a new and important potential growth driver for our Company."
FINANCIAL PERFORMANCE
(in thousands, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	Change	2017	2016	Change
Total Revenues	$768,640	$1,241,513	(38)%	$3,468,858	$4,010,274	(14)%
Reported Loss from Continuing Operations	$(271,581)	$(3,333,325)	(92)%	$(1,232,711)	$(3,223,772)	(62)%
Reported Diluted Weighted Average Shares	223,322	222,870	—%	223,198	222,651	—%
Reported Diluted Loss per Share from Continuing Operations	$(1.22)	$(14.96)	(92)%	$(5.52)	$(14.48)	(62)%
Adjusted Income from Continuing Operations	$173,863	$395,791	(56)%	$860,361	$1,054,382	(18)%
Adjusted Diluted Weighted Average Shares[1]	224,577	223,178	1%	223,978	223,090	—%
Adjusted Diluted EPS from Continuing Operations	$0.77	$1.77	(56)%	$3.84	$4.73	(19)%
__________

(1)
Diluted per share data is computed based on weighted average shares outstanding and, if there is income from continuing operations during the period, the dilutive impact of share equivalents outstanding during the period. In the case of Adjusted Diluted Weighted Average Shares, Adjusted Income from Continuing Operations is used in determining whether to include such dilutive impact.

CONSOLIDATED RESULTS
Total revenues decreased by 38 percent to $769 million in fourth-quarter 2017 compared to the same period in 2016. The decline was primarily due to the loss of marketing exclusivity in the first half of 2017 for the first-to-file U.S. Generic Pharmaceuticals products ezetimibe tablets, the generic version of ZETIA®, and quetiapine extended-release (ER) tablets, the generic version of SEROQUEL XR®, both of which launched in fourth-quarter 2016. Also contributing to the decline in total revenues were previously announced U.S. Generic Pharmaceuticals product discontinuances, pricing pressure from increased competition primarily impacting the U.S. Generics Base business, the divestitures of Litha and Somar, as well as the cessation of OPANA® ER shipments to customers by September 1, 2017.

GAAP net loss from continuing operations in fourth-quarter 2017 was $272 million compared to GAAP net loss from continuing operations of $3,333 million during the same period in 2016. This decrease included the impact of lower asset impairment charges and intangible asset amortization in fourth-quarter 2017. GAAP diluted net loss per share from continuing operations for fourth-quarter 2017 was $1.22, compared to GAAP diluted net loss per share from continuing operations of $14.96 in fourth-quarter 2016.
Adjusted income from continuing operations in fourth-quarter 2017 was $174 million compared to $396 million in fourth-quarter 2016. This decrease resulted primarily from lower revenues of ezetimibe tablets, quetiapine ER tablets, Base business generic products and OPANA® ER as well as an increase in interest expense, mainly due to the refinancing of the Company's secured debt in April 2017, which enhanced operational flexibility and extended the Company's maturity schedule. Adjusted diluted EPS from continuing operations in fourth-quarter 2017 was $0.77 compared to $1.77 in fourth-quarter 2016.
U.S. GENERIC PHARMACEUTICALS
During fourth-quarter 2017, the U.S. Generic Pharmaceuticals segment launched six products and submitted two regulatory filings. In 2017, the U.S. Generic Pharmaceuticals segment launched 17 new generic products and the Company made 12 regulatory submissions. As of December 31, 2017, the Company had approximately 100 Abbreviated New Drug Applications pending with the U.S. Food and Drug Administration.
Fourth-quarter 2017 U.S. Generic Pharmaceuticals results include:

•
Revenues of $499 million, a 43 percent decrease compared to fourth-quarter 2016; this decline was primarily attributable to the loss of marketing exclusivity in the first half of 2017 for the first-to-file products ezetimibe tablets and quetiapine ER tablets. Also contributing to the decline were previously announced product discontinuances and pricing pressure from increased competition primarily impacting the Base business.

•	Sterile Injectables revenue increased 16 percent compared to fourth-quarter 2016; this increase was driven primarily by ADRENALIN®.

•
New Launches and Alternative Dosages revenue decreased 67 percent compared to fourth-quarter 2016; this decrease was driven primarily by the expiration of the marketing exclusivity periods for ezetimibe tablets and quetiapine ER tablets.

•
The U.S. Generics Base business revenues decreased 37 percent compared to fourth-quarter 2016; this decrease primarily resulted from the impact of 2016 and 2017 competitive events, previously announced product discontinuances and the continued impact of pricing due to consolidation among our trade accounts.

U.S. BRANDED PHARMACEUTICALS
In February 2018, Endo announced the initiation of two Phase 3 clinical trials of collagenase clostridium histolyticum (or “CCH”) for the treatment of cellulite.
Fourth-quarter 2017 U.S. Branded Pharmaceuticals results include:

•
Revenues of $228 million, a 21 percent decrease compared to fourth-quarter 2016; this decrease was primarily attributable to the decline in revenues of OPANA® ER resulting from the cessation of product shipments by September 1, 2017 and generic competition adversely impacting the Company's Established Products portfolio.

•
Specialty Products revenues increased 8 percent in fourth-quarter 2017 versus the same period in 2016, driven by strong performance from XIAFLEX® and other products within our Specialty Products portfolio. Sales of XIAFLEX®, our flagship Branded product, increased 10 percent compared to fourth-quarter 2016; this increase was primarily attributable to volume growth that was driven, in part, by a full year of direct-to-consumer initiatives intended to increase patient awareness of XIAFLEX® as a possible treatment option for Dupuytren’s Contracture and Peyronie’s Disease.

INTERNATIONAL PHARMACEUTICALS
Fourth-quarter 2017 International Pharmaceuticals revenues were $41 million, compared to $70 million in the same period in 2016. The decline is primarily attributable to the sale of the Company’s South African Litha business to Acino Pharma AG, which closed on July 3, 2017, and the sale of the Company's Mexican Somar business to Advent International, which closed on October 25, 2017.
2018 FINANCIAL GUIDANCE
For the full twelve months ending December 31, 2018, at current exchange rates, Endo is providing guidance on revenue, adjusted diluted EPS from continuing operations and adjusted EBITDA from continuing operations. The Company estimates:

•	Total revenues to be between $2.6 billion and $2.8 billion;

•	Adjusted diluted EPS from continuing operations to be between $2.15 and $2.55; and

•	Adjusted EBITDA from continuing operations to be between $1.2 billion and $1.3 billion.
The Company’s 2018 non-GAAP financial guidance is based on the following assumptions:

•	Adjusted gross margin of approximately 67.0% to 68.0%;

•	Adjusted operating expenses as a percentage of revenues of approximately 25.5% to 26.5%;

•	Adjusted interest expense of approximately $530 million to $540 million;

•	Adjusted effective tax rate of approximately 11.0% to 12.0%; and

•	Adjusted diluted weighted average shares outstanding of approximately 226 million.
BALANCE SHEET, LIQUIDITY AND OTHER UPDATES
As of December 31, 2017, the Company had $987 million in unrestricted cash; debt of $8.3 billion; net debt of approximately $7.3 billion and a net debt to adjusted EBITDA ratio of 4.6.
Fourth-quarter 2017 cash provided by operating activities was $132 million, compared to $84 million of net cash provided by operating activities in the comparable 2016 period. The 2016 period was impacted by higher payments related to U.S. mesh product liability claims.
During fourth-quarter 2017, the Company recorded pre-tax, non-cash asset impairment charges of $130 million, $126 million of which related to in-process research and development and developed technology intangible assets in its U.S. Generic Pharmaceuticals segment.
In addition, the Company recorded a total increase of approximately $200 million to its legal reserves relating to both LIDODERM® antitrust matters and Testosterone Replacement Therapy (TRT) product liability matters after determining that a loss is probable and reasonably estimable. The LIDODERM® portion of the reserve increase includes an estimated loss for, among other matters, a settlement in principle of all remaining claims filed against the Company's subsidiary, Endo Pharmaceuticals Inc., in In re Lidoderm Antitrust Litigation, MDL No. 2521, pending in the U.S. District Court for the Northern District of California. The TRT portion of the reserve increase includes an estimated loss for, among other matters, all testosterone-related product liability cases filed against the Company's subsidiaries in In Re Testosterone Replacement Therapy Products Liability Litigation, MDL No. 2545, pending in the U.S. District Court for the Northern District of Illinois, and in other courts. In February 2018 the court in MDL No. 2545 entered a case management order reporting that the parties had entered into a memorandum of understanding regarding a potential global settlement and directing that all proceedings involving the Company’s subsidiaries be temporarily stayed so that the parties may devote their efforts to finalizing a master settlement agreement.

CONFERENCE CALL INFORMATION
Endo will conduct a conference call with financial analysts to discuss this press release today at 7:30 a.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 4978556. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from February 27, 2018 at 10:30 a.m. ET until 10:30 a.m. ET on March 2, 2018 by dialing U.S./Canada (855) 859-2056, International (404) 537-3406, and entering the passcode 4978556.
A simultaneous webcast of the call can be accessed by visiting http://investor.endo.com/events-and-presentations. In addition, a replay of the webcast will be available on the Company website for one year following the event.

FINANCIAL SCHEDULES
The following table presents Endo's unaudited Total Revenues for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended December 31,		Percent Growth	Year Ended December 31,		Percent Growth
	2017	2016		2017	2016
U.S. Generic Pharmaceuticals:
U.S. Generics Base	$182,314	$288,142	(37)%	$829,729	$1,230,097	(33)%
Sterile Injectables	167,342	143,905	16%	654,270	530,805	23%
New Launches and Alternative Dosages	149,396	450,127	(67)%	797,002	803,711	(1)%
Total U.S. Generic Pharmaceuticals	$499,052	$882,174	(43)%	$2,281,001	$2,564,613	(11)%
U.S. Branded Pharmaceuticals:
Specialty Products:
XIAFLEX®	$61,265	$55,530	10%	$213,378	$189,689	12%
SUPPRELIN® LA	22,743	20,793	9%	86,211	78,648	10%
Other Specialty (1)	39,977	38,243	5%	153,384	138,483	11%
Total Specialty Products	$123,985	$114,566	8%	$452,973	$406,820	11%
Established Products:
OPANA® ER	$1,770	$38,880	(95)%	$83,826	$158,938	(47)%
PERCOCET®	32,048	36,029	(11)%	125,231	139,211	(10)%
VOLTAREN® Gel	15,134	18,612	(19)%	68,780	100,642	(32)%
LIDODERM®	13,924	21,122	(34)%	51,629	87,577	(41)%
Other Established (2)	41,514	60,087	(31)%	175,086	273,106	(36)%
Total Established Products	$104,390	$174,730	(40)%	$504,552	$759,474	(34)%
Total U.S. Branded Pharmaceuticals (3)	$228,375	$289,296	(21)%	$957,525	$1,166,294	(18)%
Total International Pharmaceuticals	$41,213	$70,043	(41)%	$230,332	$279,367	(18)%
Total Revenues	$768,640	$1,241,513	(38)%	$3,468,858	$4,010,274	(14)%
__________

(1)	Products included within Other Specialty include TESTOPEL®, NASCOBAL® Nasal Spray, and AVEED®.

(2)	Products included within Other Established include, but are not limited to, TESTIM® and FORTESTA® Gel, including the authorized generic.

(3)
Individual products presented above represent the top two performing products in each product category and/or any product having revenues in excess of $25 million during any quarterly period in 2017 or 2016. LIDODERM® is separately presented as its revenues exceeded $25 million in certain quarterly periods in 2016.

The following table presents unaudited Condensed Consolidated Statement of Operations data for the three and twelve months ended December 31, 2017 and 2016 (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
TOTAL REVENUES	$768,640	$1,241,513	$3,468,858	$4,010,274
COSTS AND EXPENSES:
Cost of revenues	505,645	756,578	2,228,530	2,634,973
Selling, general and administrative	161,199	212,568	629,874	770,728
Research and development	48,545	46,206	172,067	183,372
Litigation-related and other contingencies, net	200,006	(4,765)	185,990	23,950
Asset impairment charges	130,446	3,518,085	1,154,376	3,781,165
Acquisition-related and integration items	26,375	7,400	58,086	87,601
OPERATING LOSS FROM CONTINUING OPERATIONS	$(303,576)	$(3,294,559)	$(960,065)	$(3,471,515)
INTEREST EXPENSE, NET	126,961	111,783	488,228	452,679
LOSS ON EXTINGUISHMENT OF DEBT	—	—	51,734	—
OTHER INCOME, NET	(6,180)	(740)	(17,023)	(338)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(424,357)	$(3,405,602)	$(1,483,004)	$(3,923,856)
INCOME TAX BENEFIT	(152,776)	(72,277)	(250,293)	(700,084)
LOSS FROM CONTINUING OPERATIONS	$(271,581)	$(3,333,325)	$(1,232,711)	$(3,223,772)
DISCONTINUED OPERATIONS, NET OF TAX	(96,836)	(4,531)	(802,722)	(123,278)
CONSOLIDATED NET LOSS	$(368,417)	$(3,337,856)	$(2,035,433)	$(3,347,050)
Less: Net income attributable to noncontrolling interests	—	—	—	16
NET LOSS ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(368,417)	$(3,337,856)	$(2,035,433)	$(3,347,066)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—BASIC:
Continuing operations	$(1.22)	$(14.96)	$(5.52)	$(14.48)
Discontinued operations	(0.43)	(0.02)	(3.60)	(0.55)
Basic	$(1.65)	$(14.98)	$(9.12)	$(15.03)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—DILUTED:
Continuing operations	$(1.22)	$(14.96)	$(5.52)	$(14.48)
Discontinued operations	(0.43)	(0.02)	(3.60)	(0.55)
Diluted	$(1.65)	$(14.98)	$(9.12)	$(15.03)
WEIGHTED AVERAGE SHARES:
Basic	223,322	222,870	223,198	222,651
Diluted	223,322	222,870	223,198	222,651

The following table presents unaudited Condensed Consolidated Balance Sheet data at December 31, 2017 and December 31, 2016 (in thousands):

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$986,605	$517,250
Restricted cash and cash equivalents	320,453	282,074
Accounts receivable	517,436	992,153
Inventories, net	391,437	555,671
Assets held for sale	—	116,985
Other current assets	55,146	125,326
Total current assets	$2,271,077	$2,589,459
TOTAL NON-CURRENT ASSETS	9,364,503	11,685,650
TOTAL ASSETS	$11,635,580	$14,275,109
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses, including legal settlement accruals	$2,184,618	$2,470,016
Liabilities held for sale	—	24,338
Other current liabilities	36,291	140,391
Total current liabilities	$2,220,909	$2,634,745
LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,242,032	8,141,378
OTHER LIABILITIES	687,759	797,397
TOTAL SHAREHOLDERS' EQUITY	484,880	2,701,589
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,635,580	$14,275,109

The following table presents unaudited Condensed Consolidated Statement of Cash Flow data for the year ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
OPERATING ACTIVITIES:
Consolidated net loss	$(2,035,433)	$(3,347,050)
Adjustments to reconcile consolidated net loss to Net cash provided by operating activities:
Depreciation and amortization	983,765	983,309
Asset impairment charges	1,154,376	3,802,493
Other, including cash payments to claimants from Qualified Settlement Funds	451,277	(910,609)
Net cash provided by operating activities	$553,985	$528,143
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	$(125,654)	$(138,856)
Acquisitions, net of cash acquired	—	(30,394)
Proceeds from sale of business and other assets, net	223,237	10,870
Other	7,000	(19,172)
Net cash provided by (used in) investing activities	$104,583	$(177,552)
FINANCING ACTIVITIES:
Payments on borrowings, net	$(22,105)	$(336,361)
Other	(144,888)	(60,825)
Net cash (used in) provided by financing activities	$(166,993)	$(397,186)
Effect of foreign exchange rate	2,515	436
Movement in cash held for sale	11,744	(11,744)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS	$505,834	$(57,903)
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, BEGINNING OF PERIOD	805,180	863,083
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, END OF PERIOD	$1,311,014	$805,180

SUPPLEMENTAL FINANCIAL INFORMATION
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company's use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using non-GAAP measures.
The tables below provide reconciliations of certain of our non-GAAP financial measures, both historical and forward-looking, to their most directly comparable GAAP amounts. Refer to the "Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures" section below for additional details regarding the adjustments to the non-GAAP financial measures detailed throughout this Supplemental Financial Information section.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net loss attributable to Endo International plc (GAAP) to Adjusted EBITDA (non-GAAP) for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss attributable to Endo International plc (GAAP)	$(368,417)	$(3,337,856)	$(2,035,433)	$(3,347,066)
Income tax benefit	(152,776)	(72,277)	(250,293)	(700,084)
Interest expense, net	126,961	111,783	488,228	452,679
Depreciation and amortization (18)	177,321	260,370	857,706	955,802
EBITDA (non-GAAP)	$(216,911)	$(3,037,980)	$(939,792)	$(2,638,669)

Inventory step-up and other cost savings (2)	$109	$13,912	$390	$125,699
Upfront and milestone-related payments (3)	2,531	2,455	9,483	8,330
Inventory reserve increase (decrease) from restructuring (4)	5,779	(137)	13,678	24,455
Royalty obligations (5)	—	—	—	(7,750)
Separation benefits and other restructuring (6)	78,692	37,216	198,770	83,036
Certain litigation-related and other contingencies, net (7)	200,006	(4,765)	185,990	23,950
Asset impairment charges (8)	130,446	3,518,085	1,154,376	3,781,165
Acquisition-related and integration costs (9)	—	8,356	8,137	63,778
Fair value of contingent consideration (10)	26,375	(956)	49,949	23,823
Loss on extinguishment of debt (11)	—	—	51,734	—
Share-based compensation	9,897	15,183	50,149	58,656
Other income, net (19)	(6,180)	(740)	(17,023)	(338)
Other adjustments	(151)	781	(226)	—
Discontinued operations, net of tax (15)	96,836	4,531	802,722	123,278
Net income attributable to noncontrolling interests (16)	—	—	—	16
Adjusted EBITDA (non-GAAP)	$327,429	$555,941	$1,568,337	$1,669,429

Reconciliation of Adjusted Income from Continuing Operations (non-GAAP)
The following table provides a reconciliation of our Loss from continuing operations (GAAP) to our Adjusted income from continuing operations (non-GAAP) for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Loss from continuing operations (GAAP)	$(271,581)	$(3,333,325)	$(1,232,711)	$(3,223,772)
Non-GAAP adjustments:
Amortization of intangible assets (1)	158,276	240,390	773,766	876,451
Inventory step-up and other cost savings (2)	109	13,912	390	125,699
Upfront and milestone-related payments (3)	2,531	2,455	9,483	8,330
Inventory reserve increase (decrease) from restructuring (4)	5,779	(137)	13,678	24,455
Royalty obligations (5)	—	—	—	(7,750)
Separation benefits and other restructuring (6)	78,692	37,216	198,770	83,036
Certain litigation-related and other contingencies, net (7)	200,006	(4,765)	185,990	23,950
Asset impairment charges (8)	130,446	3,518,085	1,154,376	3,781,165
Acquisition-related and integration costs (9)	—	8,356	8,137	63,778
Fair value of contingent consideration (10)	26,375	(956)	49,949	23,823
Loss on extinguishment of debt (11)	—	—	51,734	—
Non-cash and penalty interest charges (12)	—	—	—	4,092
Other (13)	(7,487)	(1,836)	(8,620)	(7,273)
Tax adjustments (14)	(149,283)	(83,604)	(344,581)	(721,602)
Adjusted income from continuing operations (non-GAAP)	$173,863	$395,791	$860,361	$1,054,382

Reconciliation of Other Adjusted Income Statement Data (non-GAAP)
The following tables provide detailed reconciliations of various other income statement data between the GAAP and non-GAAP amounts for the three and twelve months ended December 31, 2017 and 2016 (in thousands, except per share data):

Three Months Ended December 31, 2017
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax benefit	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (16)	Diluted (loss) income per share from continuing operations (17)
Reported (GAAP)	$768,640	$505,645	$262,995	34%	$566,571	74%	$(303,576)	(39)%	$120,781	$(424,357)	$(152,776)	36%	$(271,581)	$(96,836)	$(368,417)	$(1.22)
Items impacting comparability:
Amortization of intangible assets (1)	—	(158,276)	158,276		—		158,276		—	158,276	—		158,276	—	158,276	0.70
Inventory step-up and other cost savings (2)	—	(109)	109		—		109		—	109	—		109	—	109	—
Upfront and milestone-related payments (3)	—	(712)	712		(1,819)		2,531		—	2,531	—		2,531	—	2,531	0.01
Inventory reserve increase from restructuring (4)	—	(5,779)	5,779		—		5,779		—	5,779	—		5,779	—	5,779	0.03
Separation benefits and other restructuring (6)	—	(76,764)	76,764		(1,928)		78,692		—	78,692	—		78,692	—	78,692	0.35
Certain litigation-related and other contingencies, net (7)	—	—	—		(200,006)		200,006		—	200,006	—		200,006	—	200,006	0.90
Asset impairment charges (8)	—	—	—		(130,446)		130,446		—	130,446	—		130,446	—	130,446	0.58
Acquisition-related and integration costs (9)	—	—	—		—		—		—	—	—		—	—	—	—
Fair value of contingent consideration (10)	—	—	—		(26,375)		26,375		—	26,375	—		26,375	—	26,375	0.12
Other (13)	—	—	—		—		—		7,487	(7,487)	—		(7,487)	—	(7,487)	(0.03)
Tax adjustments (14)	—	—	—		—		—		—	—	149,283		(149,283)	—	(149,283)	(0.67)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	96,836	96,836	—
After considering items (non-GAAP)	$768,640	$264,005	$504,635	66%	$205,997	27%	$298,638	39%	$128,268	$170,370	$(3,493)	(2)%	$173,863	$—	$173,863	$0.77

Three Months Ended December 31, 2016
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (16)	Diluted (loss) income per share from continuing operations (17)
Reported (GAAP)	$1,241,513	$756,578	$484,935	39%	$3,779,494	304%	$(3,294,559)	(265)%	$111,043	$(3,405,602)	$(72,277)	2%	$(3,333,325)	$(4,531)	$(3,337,856)	$(14.96)
Items impacting comparability:
Amortization of intangible assets (1)	—	(240,390)	240,390		—		240,390		—	240,390	—		240,390	—	240,390	1.08
Inventory step-up and other cost savings (2)	—	(13,912)	13,912		—		13,912		—	13,912	—		13,912	—	13,912	0.06
Upfront and milestone-related payments (3)	—	(655)	655		(1,800)		2,455		—	2,455	—		2,455	—	2,455	0.01
Inventory reserve decrease from restructuring (4)	—	137	(137)		—		(137)		—	(137)	—		(137)	—	(137)	—
Separation benefits and other restructuring (6)	—	(9,284)	9,284		(27,932)		37,216		—	37,216	—		37,216	—	37,216	0.17
Certain litigation-related and other contingencies, net (7)	—	—	—		4,765		(4,765)		—	(4,765)	—		(4,765)	—	(4,765)	(0.02)
Asset impairment charges (8)	—	—	—		(3,518,085)		3,518,085		—	3,518,085	—		3,518,085	—	3,518,085	15.79
Acquisition-related and integration costs (9)	—	—	—		(8,356)		8,356		—	8,356	—		8,356	—	8,356	0.04
Fair value of contingent consideration (10)	—	—	—		956		(956)		—	(956)	—		(956)	—	(956)	—
Other (13)	—	—	—		—		—		1,836	(1,836)	—		(1,836)	—	(1,836)	(0.01)
Tax adjustments (14)	—	—	—		—		—		—	—	83,604		(83,604)	—	(83,604)	(0.38)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	4,531	4,531	—
After considering items (non-GAAP)	$1,241,513	$492,474	$749,039	60%	$229,042	18%	$519,997	42%	$112,879	$407,118	$11,327	3%	$395,791	$—	$395,791	$1.77

Year Ended December 31, 2017
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (16)	Diluted (loss) income per share from continuing operations (17)
Reported (GAAP)	$3,468,858	$2,228,530	$1,240,328	36%	$2,200,393	63%	$(960,065)	(28)%	$522,939	$(1,483,004)	$(250,293)	17%	$(1,232,711)	$(802,722)	$(2,035,433)	$(5.52)
Items impacting comparability:
Amortization of intangible assets (1)	—	(773,766)	773,766		—		773,766		—	773,766	—		773,766	—	773,766	3.47
Inventory step-up and other cost savings (2)	—	(390)	390		—		390		—	390	—		390	—	390	—
Upfront and milestone-related payments (3)	—	(2,751)	2,751		(6,732)		9,483		—	9,483	—		9,483	—	9,483	0.04
Inventory reserve increase from restructuring (4)	—	(13,678)	13,678		—		13,678		—	13,678	—		13,678	—	13,678	0.06
Separation benefits and other restructuring (6)	—	(162,131)	162,131		(36,639)		198,770		—	198,770	—		198,770	—	198,770	0.89
Certain litigation-related and other contingencies, net (7)	—	—	—		(185,990)		185,990		—	185,990	—		185,990	—	185,990	0.83
Asset impairment charges (8)	—	—	—		(1,154,376)		1,154,376		—	1,154,376	—		1,154,376	—	1,154,376	5.17
Acquisition-related and integration costs (9)	—	—	—		(8,137)		8,137		—	8,137	—		8,137	—	8,137	0.04
Fair value of contingent consideration (10)	—	—	—		(49,949)		49,949		—	49,949	—		49,949	—	49,949	0.22
Loss on extinguishment of debt (11)	—	—	—		—		—		(51,734)	51,734	—		51,734	—	51,734	0.23
Other (13)	—	—	—		—		—		8,620	(8,620)	—		(8,620)	—	(8,620)	(0.04)
Tax adjustments (14)	—	—	—		—		—		—	—	344,581		(344,581)	—	(344,581)	(1.54)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	802,722	802,722	—
After considering items (non-GAAP)	$3,468,858	$1,275,814	$2,193,044	63%	$758,570	22%	$1,434,474	41%	$479,825	$954,649	$94,288	10%	$860,361	$—	$860,361	$3.84

Year Ended December 31, 2016
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (16)	Diluted (loss) income per share from continuing operations (17)
Reported (GAAP)	$4,010,274	$2,634,973	$1,375,301	34%	$4,846,816	121%	$(3,471,515)	(87)%	$452,341	$(3,923,856)	$(700,084)	18%	$(3,223,772)	$(123,278)	$(3,347,066)	$(14.48)
Items impacting comparability:
Amortization of intangible assets (1)	—	(876,451)	876,451		—		876,451		—	876,451	—		876,451	—	876,451	3.94
Inventory step-up and other cost savings (2)	—	(124,349)	124,349		(1,350)		125,699		—	125,699	—		125,699	—	125,699	0.56
Upfront and milestone-related payments (3)	—	(2,628)	2,628		(5,702)		8,330		—	8,330	—		8,330	—	8,330	0.04
Inventory reserve increase from restructuring (4)	—	(24,455)	24,455		—		24,455		—	24,455	—		24,455	—	24,455	0.11
Royalty obligations (5)	—	7,750	(7,750)		—		(7,750)		—	(7,750)	—		(7,750)	—	(7,750)	(0.03)
Separation benefits and other restructuring (6)	—	(28,678)	28,678		(54,358)		83,036		—	83,036	—		83,036	—	83,036	0.37
Certain litigation-related and other contingencies, net (7)	—	—	—		(23,950)		23,950		—	23,950	—		23,950	—	23,950	0.11
Asset impairment charges (8)	—	—	—		(3,781,165)		3,781,165		—	3,781,165	—		3,781,165	—	3,781,165	16.98
Acquisition-related and integration costs (9)	—	—	—		(63,778)		63,778		—	63,778	—		63,778	—	63,778	0.29
Fair value of contingent consideration (10)	—	—	—		(23,823)		23,823		—	23,823	—		23,823	—	23,823	0.11
Non-cash and penalty interest charges (12)	—	—	—		—		—		(4,092)	4,092	—		4,092	—	4,092	0.02
Other (13)	—	—	—		8,350		(8,350)		(1,077)	(7,273)	—		(7,273)	—	(7,273)	(0.03)
Tax adjustments (14)	—	—	—		—		—		—	—	721,602		(721,602)	—	(721,602)	(3.25)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	123,278	123,278	—
After considering items (non-GAAP)	$4,010,274	$1,586,162	$2,424,112	60%	$901,040	22%	$1,523,072	38%	$447,172	$1,075,900	$21,518	2%	$1,054,382	$—	$1,054,366	$4.73

Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures
Notes to certain line items included in the reconciliations of the GAAP financial measures to the Non-GAAP financial measures for the three and twelve months ended December 31, 2017 and 2016 are as follows:

(1)	Adjustments for amortization of commercial intangible assets included the following (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Amortization of intangible assets excluding fair value step-up from contingent consideration	$148,120	$228,876	$733,145	$834,966
Amortization of intangible assets related to fair value step-up from contingent consideration	10,156	11,514	40,621	41,485
Total	$158,276	$240,390	$773,766	$876,451

(2)	Adjustments for inventory step-up and other cost savings included the following (in thousands):

	Three Months Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Fair value step-up of inventory sold	$109	$—	$9,669	$—
Excess manufacturing costs that will be eliminated pursuant to integration plans	—	—	4,243	—
Total	$109	$—	$13,912	$—

	Year Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Fair value step-up of inventory sold	$390	$—	$108,768	$957
Excess manufacturing costs that will be eliminated pursuant to integration plans	—	—	15,581	393
Total	$390	$—	$124,349	$1,350

(3)	Adjustments for upfront and milestone-related payments to partners included the following (in thousands):

	Three Months Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based milestones	$712	$—	$655	$—
Development-based milestones	—	1,819	—	1,800
Total	$712	$1,819	$655	$1,800

	Year Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based milestones	$2,751	$—	$2,628	$—
Development-based milestones	—	6,732	—	5,702
Total	$2,751	$6,732	$2,628	$5,702

(4)
To exclude charges reflecting adjustments to excess inventory reserves related to the 2017 U.S. Generic Pharmaceuticals Restructuring Initiative and 2016 U.S. Generic Pharmaceuticals Restructuring Initiative during the three and twelve months ended December 31, 2017 and twelve months ended December 31, 2016 and to exclude decreases of excess inventory reserves recorded during the three months ended December 31, 2016, primarily related to the 2016 U.S. Generic Pharmaceuticals Restructuring Initiative. The 2016 adjustment resulted from the sell-through of certain inventory previously reserved.

(5)	To adjust for the reversal of the remaining VOLTAREN® Gel minimum royalty obligations as a result of a generic entrant during the first quarter of 2016.

(6)	Adjustments for separation benefits and other restructuring included the following (in thousands):

	Three Months Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Separation benefits	$10,087	$1,622	$6,150	$21,772
Accelerated depreciation and product discontinuation charges	63,508	—	3,134	5,729
Other	3,169	306	—	431
Total	$76,764	$1,928	$9,284	$27,932

	Year Ended December 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Separation benefits	$31,892	$21,161	$18,119	$39,780
Accelerated depreciation and product discontinuation charges	123,313	398	10,559	8,532
Other	6,926	15,080	—	6,046
Total	$162,131	$36,639	$28,678	$54,358

(7)	To exclude litigation-related settlement charges, reimbursements and certain settlements related to intellectual property suits previously filed by our subsidiaries.

(8)	To exclude pre-tax, non-cash goodwill, intangible asset and property, plant and equipment impairment charges.
During the fourth quarter of 2017, we recorded total pre-tax, non-cash impairment charges of $130 million. Approximately $125 million was largely the result of market conditions impacting the recoverability of certain indefinite and finite-lived intangible assets in our U.S. Generic Pharmaceuticals segment. The remaining charges during the fourth quarter were related to plant, property and equipment impairments.
During the third quarter of 2017, we recorded total pre-tax, non-cash impairment charges of $95 million. Approximately $17 million was related to property, plant and equipment charges related to our previously announced restructuring initiatives and held-for-sale accounting for Somar. The remaining charges during the third quarter were largely the result of market conditions impacting the recoverability of certain indefinite and finite-lived intangible assets in our U.S. Generic Pharmaceuticals and U.S. Branded Pharmaceuticals segments.
During the second quarter of 2017, we recorded total pre-tax, non-cash impairment charges of $725 million. We announced the 2017 U.S. Generic Pharmaceuticals Restructuring Initiative in July 2017, which includes the discontinuation of certain commercial products. As a result, we assessed the recoverability of the impacted products, resulting in pre-tax, non-cash intangible asset impairment charges of approximately $58 million. We also recorded property, plant and equipment impairments related to this restructuring totaling $32 million. As a result of the decision to withdraw OPANA® ER, we determined that the carrying amount of this intangible asset was no longer recoverable, resulting in a pre-tax, non-cash impairment charge of $21 million, representing the remaining carrying amount. As a result of the aforementioned actions related to OPANA® ER and the continued erosion of its U.S. Branded Pharmaceuticals segment’s Established Products portfolio, we initiated an interim goodwill impairment analysis of our Branded reporting unit. We recorded a pre-tax, non-cash asset impairment charge of $180 million for the amount by which the carrying amount exceeded the reporting unit’s fair value. We entered into a definitive agreement to sell Somar on June 30, 2017, which resulted in Somar’s assets and liabilities being classified as held for sale. The initiation of held-for-sale accounting, together with the agreed upon sale price, triggered an impairment review. Accordingly, we performed an impairment analysis using a market approach and determined that impairment charges were required. We recorded pre-tax non-cash impairment charges of $26 million, $90 million and $10 million related to Somar’s goodwill, other intangible assets and property, plant and equipment, respectively. The remaining charges during the second quarter were largely the result of market conditions impacting the recoverability of certain indefinite and finite-lived intangible assets in our U.S. Generic Pharmaceuticals, U.S. Branded Pharmaceuticals and International Pharmaceuticals segments.
During the first quarter of 2017, we recorded total pre-tax, non-cash impairment charges of $204 million. Pursuant to an existing agreement with Novartis AG, Endo's subsidiary, Paladin Labs Inc., licensed the Canadian rights to commercialize serelaxin, an investigational drug for the treatment of acute heart failure (AHF). On March 22, 2017, Novartis announced that a Phase III study of serelaxin in patients with AHF failed to meet its primary endpoints. As a result, Endo has concluded that its serelaxin in-process research and development intangible asset is fully impaired resulting in a $45 million non-cash impairment charge. As a result of the serelaxin intangible impairment, Endo assessed the recoverability of its Paladin goodwill balance and determined that the estimated fair value of the Paladin reporting unit was below its book value, resulting in a non-cash goodwill impairment charge of $83 million. The remaining charges were largely the result of certain market conditions impacting the recoverability of developed technology intangible assets in Endo's U.S. Generic Pharmaceuticals segment.

During the fourth quarter of 2016, in connection with our annual goodwill impairment assessment, we recorded pre-tax, non-cash goodwill impairment charges of $2,343 million, $273 million, $33 million and $26 million for our U.S. Generics, Paladin, Somar and Litha reporting units, respectively. Additionally, we recorded pre-tax, non-cash intangible asset impairment charges of $830 million, including: (i) approximately $507 million and $285 million related our U.S. Generic Pharmaceuticals and International Pharmaceuticals segments, respectively, resulting from certain market conditions, including price erosion and increased competition and (ii) $38 million related to our U.S. Branded Pharmaceuticals segment, resulting primarily from the termination of our BELBUCA™ product. As a result of unfavorable formulary changes and generic competition for sumatriptan, we experienced a downturn in the performance of our SUMAVEL® DOSEPRO® product, resulting in a non-cash impairment charge of $73 million during the third quarter of 2016. Also during the third quarter of 2016, we determined that we would not pursue commercialization of a product in certain international markets, resulting in a non-cash asset impairment charge of $16 million. As a result of the 2016 U.S. Generic Pharmaceuticals Restructuring Initiative, we recorded $100 million of non-cash impairment charges during the first quarter of 2016 resulting from the discontinuation of certain commercial products and the abandonment of certain IPR&D projects. The remaining charges during the first nine months of 2016 were largely the result of market and regulatory conditions impacting the recoverability certain indefinite and finite-lived intangible assets in our U.S. Generic Pharmaceuticals segment.

(9)	Adjustments for acquisition and integration items primarily relate to various acquisitions. Amounts included the following (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Integration costs (primarily third-party consulting fees)	$—	$6,441	$4,476	$44,752
Transition services	—	—	—	9,729
Other	—	1,915	3,661	9,297
Total	$—	$8,356	$8,137	$63,778

(10)	To exclude the impact of changes in the fair value of contingent consideration resulting from changes in market conditions impacting the commercial potential of the underlying products.

(11)	To exclude the loss on the extinguishment of debt associated with our April 2017 refinancing.

(12)	To exclude penalty interest charges.

(13)	Adjustments to other included the following (in thousands):

	Three Months Ended December 31,
	2017		2016
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Foreign currency impact related to the re-measurement of intercompany debt instruments	$—	$1,519	$—	$(1,192)
Other miscellaneous	—	(9,006)	—	(644)
Total	$—	$(7,487)	$—	$(1,836)

	Year Ended December 31,
	2017		2016
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Foreign currency impact related to the re-measurement of intercompany debt instruments	$—	$(1,403)	$—	$366
Other miscellaneous expense (income)	—	(7,217)	(8,350)	711
Total	$—	$(8,620)	$(8,350)	$1,077

(14)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income and permanent book-tax differences at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates. Adjusted income taxes include current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

As previously disclosed, during the second quarter of 2016, Endo recorded a discrete GAAP tax benefit of $636 million arising from outside basis differences generated as part of a legal entity restructuring. This benefit and the associated component of the 2016 U.S. federal return to provision adjustment recorded in the third quarter of 2017 were excluded from our adjusted effective tax rate in accordance with the Company’s non-GAAP accounting policy.

(15)	To exclude the results of the businesses reported as discontinued operations, net of tax in the Condensed Consolidated Statement of Operations.

(16)	Net income attributable to noncontrolling interests is excluded from Adjusted EBITDA (non-GAAP) and Net (loss) income attributable to Endo International plc.

(17)	Calculated as Net (loss) income from continuing operations divided by the applicable weighted average share number. The applicable weighted average share numbers are as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP EPS	223,322	222,870	223,198	222,651
Non-GAAP EPS	224,577	223,178	223,978	223,090

(18)
Depreciation and amortization per the Adjusted EBITDA reconciliations do not include certain depreciation amounts reflected in other lines of the reconciliations, including Acquisition-related and integration costs and Separation benefits and other restructuring.

(19)	To exclude Other income, net per the Consolidated Statement of Operations.

Reconciliation of Net Debt Leverage Ratio (non-GAAP)
The following table provides a reconciliation of our Net loss attributable to Endo International plc (GAAP) to our Adjusted EBITDA (non-GAAP) for the twelve months ended December 31, 2017 (in thousands) and the calculation of our Net Debt Leverage Ratio (non-GAAP):

Twelve Months Ended December 31, 2017
Net loss attributable to Endo International plc (GAAP)	$(2,035,433)
Income tax benefit	(250,293)
Interest expense, net	488,228
Depreciation and amortization (18)	857,706
EBITDA (non-GAAP)	$(939,792)

Inventory step-up and other cost savings	$390
Upfront and milestone-related payments	9,483
Inventory reserve increase from restructuring	13,678
Separation benefits and other restructuring	198,770
Certain litigation-related and other contingencies, net	185,990
Asset impairment charges	1,154,376
Acquisition-related and integration costs	8,137
Fair value of contingent consideration	49,949
Loss on extinguishment of debt	51,734
Share-based compensation	50,149
Other income, net	(17,023)
Other adjustments	(226)
Discontinued operations, net of tax	802,722
Adjusted EBITDA (non-GAAP)	$1,568,337

Calculation of Net Debt:
Debt	$8,276,237
Cash (excluding Restricted Cash)	986,605
Net Debt (non-GAAP)	$7,289,632

Calculation of Net Debt Leverage:
Net Debt Leverage Ratio (non-GAAP)	4.6

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted earnings per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted EBITDA and Non-GAAP adjusted net income from continuing operations and its components (unlike U.S. GAAP net income from continuing operations and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.
Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures. However, the Company does not provide reconciliations of projected non-GAAP financial measures to GAAP financial measures, nor does it provide comparable projected GAAP financial measures for such projected non-GAAP financial measures. The Company is unable to provide such reconciliations without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for asset impairments, contingent consideration adjustments, legal settlements, loss on extinguishment of debt, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amount of which could be significant.
See Endo's Current Report on Form 8-K furnished today to the Securities and Exchange Commission for an explanation of Endo's non-GAAP financial measures.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to the statements by Mr. Campanelli, as well as other statements regarding product development, market potential, corporate strategy, optimization efforts and restructurings, expected growth and regulatory approvals, together with Endo’s earnings per share from continuing operations amounts, product net sales, revenue forecasts and any other statements that refer to Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo.
All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: changing competitive, market and regulatory conditions; Endo’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Endo’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, as well as the general impact of continued economic volatility, can materially affect Endo’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements.

Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading "Risk Factors" in Endo’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.
SOURCE Endo International plc
Investors/Media: Stephen Mock, (845) 364-4833; Media: Heather Zoumas-Lubeski, (484) 216-6829; Investors: Nina Goworek, (484) 216-6657
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